Exhibit 99.1

November 9, 2026

Exodus Reports Third Quarter 2026 Results

Exodus advances consumer and enterprise payments strategy.

Third Quarter 2026 Revenue of $32.5 million.

OMAHA, Neb., November 9, 2026 (GLOBE NEWSWIRE) – Exodus Movement, Inc. (NYSE American: EXOD) ("Exodus"), a leading self-custodial finance and payments platform, today announced its unaudited results for the third quarter ended September 30, 2026.

"This quarter, we made substantial progress bringing Exodus, Monavate and Baanx together, combining our teams and simplifying how we operate," said JP Richardson, CEO of Exodus. "We are building toward a financial system where anyone can receive money, invest it and spend it as easily as they send a message, while retaining control of their assets. Exodus started by giving people control over their crypto. Through Exodus Wallet and XO Suite, our enterprise platform, we are extending that foundation into everyday financial activity, both in our own app and other companies' products. As AI agents begin to transact on behalf of people and businesses, they will need that same infrastructure, with clear permissions and spending limits. Our goal is to make Exodus a foundation for how people, businesses, and their agents use money."

Third Quarter 2026 Financial Highlights (Unaudited):

(In USD millions, except percentages)	Q3 2026	Q3 2025	% Change

Revenue	$32.5	$30.3	7%

Digital asset services expenses	12.5	12.4	1%

Partnership expenses	3.1	4.6	(32)%

Payment processing expenses	9.5	—	*

General and administrative	28.9	14.9	94%

NET (LOSS) INCOME ATTRIBUTABLE TO EXODUS MOVEMENT, INC.	$(8.3)	$17.0	(149)%
* Percentage variances not considered meaningful.

Monavate Integration Update
As a product of the Company's cost savings initiatives and capitalizing on synergies from the acquisition of Monavate Holdings Limited, Monavate Ltd., Baanx.com Ltd, and Baanx US Corp., Exodus is on track to reduce combined annual costs by approximately $30 million going into 2027. These cost reductions enhance Exodus' operating leverage and provide greater financial flexibility to reinvest in strategic growth initiatives, including product innovation and expansion into new markets.

Exhibit 99.1

Third Quarter Operational and Other Financial Highlights
•Monthly Active Users ("MAUs"): 1.4 million MAUs at the end of Q3 2026, unchanged from 1.4 million as of Q2 2026 .
•Quarterly Funded Users ("QFUs"): 1.4 million QFUs at the end of Q3 2026, up 7.7% from 1.3 million as of Q2 2026.
•Total Swap Volume: $1.1 billion in total swap volume for Q3 2026, down 3.4% from Q2 2026.
•Total Active Cards: 1.6 million active cards during Q3 2026.
•Gross Transaction Volume: $1.1 billion processed in Q3 2026.
•(Loss) Net Income Attributable to Exodus Movement, Inc.: For the three months ended September 30, 2026, net loss was $8.3 million while the same period last year was net income of $17.0 million.
•Adjusted EBITDA: For the three months ended September 30, 2026, Adjusted EBITDA was a loss of $3.9 million while the same period last year was positive Adjusted EBITDA of $5.9 million.

NON-GAAP RECONCILIATION
(unaudited)

	Three Months Ended September 30,
(in thousands)	2026	2025
Net (loss) income attributable to Exodus Movement, Inc.	$(8,267)	$17,041
Interest income, net	153	(599)
Tax expense (benefit)	775	3,265
Depreciation and amortization expense	1,635	853
EBITDA	$(5,704)	$20,560
Stock based compensation expense	5,386	5,186
Staking and other income	(1,400)	(264)
(Gain) loss on digital assets, net	(11,377)	(21,003)
Loss (gain) on disposed investments	—	—
Impairment on other assets	—	—
Gain on debt extinguishment	—	—
Other loss, net	94	32
Transaction expenses	4,951	1,339
Integration expenses	923	—
Restructuring expenses	3,208	—
Adjusted EBITDA	$(3,919)	$5,850

Non-GAAP Measures

The unaudited adjusted results should not be construed as an alternative to the reported results determined in accordance with GAAP. These financial measures are not based on any standardized methodology and are not necessarily comparable to similar measures presented by other companies. The Company believes that these non-GAAP financial measures provide useful information to both management and investors to increase comparability to prior periods by adjusting for certain items that may not be indicative of core operating measures and to better identify trends in our business. The adjusted financial results are used by management to, and allow investors to, evaluate the operating performance of the Company compared to prior periods, when reviewed in conjunction with

Exhibit 99.1
the Company's GAAP statements. These amounts are not determined in accordance with GAAP and therefore should not be used exclusively in evaluating the Company's business and operations.

Q3 2026 Webcast

Exodus will host a webcast of its third quarter 2026 fiscal results beginning at 5:00 p.m. ET on November 9, 2026. To access the webcast, please use this link or, to participate via phone, please use one of the following numbers: 877-407-9038 or 201-493-6742.

About Exodus
Founded in 2015, Exodus Movement, Inc. (NYSE American: EXOD) is pioneering self-custodial finance by giving people the tools to earn rewards, spend, manage, and swap digital assets across borders, all without giving up control. Exodus serves millions of users through its products built on a simple principle: your money should be yours. Exodus also powers crypto infrastructure and card/payment services for enterprise platforms serving millions of users through its enterprise product suite. Headquartered in Omaha, Nebraska, Exodus is financial software where ownership is the default. For more information, visit exodus.com.

Investor Contact
investors@exodus.com

Media Contact
Aubrey Strobel/Elena Nisonoff, Halcyon Communications
exodus@halcyonpr.xyz

Disclosure Information

Exodus may use its website and the following social media outlets as distribution channels of material nonpublic information about the Company. Financial and other important information regarding the Company is routinely accessible through and posted on the following: websites exodus.com/investors and exodus.com, and social media: X (@exodus and JP Richardson’s feed @jprichardson), Facebook, LinkedIn, and YouTube.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Forward-looking statements are based on our beliefs and assumptions and on information currently available to us as of the date hereof. In some cases, you can identify forward-looking statements by the following words: "will," "expect," "would," "should," "intend," "believes," "views," "estimates," or other comparable terminology.

Such forward-looking statements involve a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Such factors include those set forth in "Item 1. Business" and "Item 1A. Risk Factors" of Form 10-K filed with the Securities and Exchange Commission (the "SEC") on March 11, 2026, as well as in our other reports filed with the SEC from time to time.

All forward-looking statements are expressly qualified in their entirety by such cautionary statements. Readers are cautioned not to place undue reliance on such forward-looking statements. Except as required by law, we undertake no obligation to update or revise any forward-looking statements that have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.